August 6, 2025

Board of Directors
a.k.a. Brands Holding Corp.
100 Montgomery Street, Suite 2270
San Francisco, California 94104

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to a.k.a. Brands Holding Corp., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of up to 106,696 shares (the “Incentive Plan Shares”) of the Company’s common stock, $0.001 par value (the “Common Stock”), which shares may be issued pursuant to the a.k.a. Brands Holding Corp. Omnibus Incentive Plan, as amended by Amendment No. 1 and Amendment No. 2 thereto (the “Incentive Plan”), and 106,696 shares (together with the Incentive Plan Shares, the “Shares”) of Common Stock which may be issued pursuant to the a.k.a. Brands Holding Corp. 2021 Employee Stock Purchase Plan (the “ESPP,” and together with the Incentive Plan, the “Plans”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plans, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof and the Plans, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP